Exhibit 1
JOINT FILING AGREEMENT
     In accordance with Rule 13d-1(k)(1) of the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a Schedule 13D (including any and all amendments thereto) with respect to the Common Stock of Grill Concepts, Inc., and further agree that this Agreement shall be included as an Exhibit to such joint filings.
     The undersigned further agree that each party hereto is responsible for timely filing of such Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein; provided that no party is responsible for the completeness or accuracy of the information concerning any other party, unless such party knows or has reason to believe that such information is inaccurate.
     This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original instrument, but all of such counterparts together shall constitute but one agreement.
     In evidence thereof the undersigned, being duly authorized, hereby execute this Agreement this 5th day of July, 2007.

EATURNA LLC, a Delaware limited liability company
/s/ Stanley E. Maron
By: Stanley E. Maron
Its: Secretary

EATURNA HOLDINGS LLC, a California limited liability company
/s/ Ralph Finerman
By: Ralph Finerman
Its: Manager

GOOD TASTING LLC, A Delaware limited liability company
/s/ Ralph Finerman
By: Ralph Finerman
Its: Manager

/s/ Lori A. Milken
By: Lori A. Milken,
an individual

/s/ Michael R. Milken
By: Michael R. Milken,
an individual

TUSCANY OAKS PARTNERS I LLC, a Delaware limited liability company
/s/ Robert M. Fell
By: Robert M. Fell
Its: Manager

/s/ Robert M. Fell
By: Robert M. Fell,
an individual